    PROMISSORY NOTE

Date:    March 16, 2023

Principal Amount:    $[___]

Place of Payment:    P.O. Box 542225, Dallas, Texas 75354

     [___] (“Payor”), for value received promises to pay to the order of [___] (“Holder”), in lawful money of the United States of America, the principal sum of [___] ($[___]), together with interest thereon from the date hereof at the fixed interest rate of seven percent (7%) per annum and shall be due and payable as follows:

    1.    Terms of Payment:

    In One Hundred Twenty (120) equal monthly installments of principal and interest in the amount of [___] ($[___]), with the first such installment being due and payable on the 16th day of April, 2023, and a like payment of [___] ($[___]) being due and payable on the ____ day of each month thereafter until the final payment of [___] ($[___]) on the 16th day of March, 2033 (the “Maturity Date”).

    All installment payments must be paid via secured wire transfer at Payor’s expense to an account designated by Holder. All late payments shall accrue interest at the rate of eighteen percent (18%) per annum (“Annual Interest Rate on Matured Unpaid Amounts”) from date due until paid without any notice or demand required.

    If any installment becomes overdue for more than ten (10) days, a late payment charge of 5% of the late installment will be charged to Payor to defray the expense of handling the delinquent payment without any notice or demand required.

Payor promises to pay to the order of Holder the Principal Amount plus interest at the Annual Interest Rate. This note is payable at the Place for Payment and according to the Terms of Payment. All unpaid amounts are due by the Maturity Date. If any amount is not paid either when due under the Terms of Payment or on acceleration of maturity, Payor promises to pay any unpaid amounts plus interest from the date the payment was due to the date of payment at the Annual Interest Rate on Matured, Unpaid Amounts.

2. Security for Payment

    This Note is secured by [___].

    3.    Maximum Amount of Indebtedness. All agreements between Payor and Holder, or any subsequent holder of this Note, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of the maturity of this Note or otherwise, shall the amount paid or agreed to be paid to the Holder of this Note for the use, forbearance, or detention of the funds advanced pursuant to this Note or for the performance or payment of any covenant or obligation contained herein or in any other document evidencing, securing, or pertaining to this Note, exceed the maximum amount of interest which Holder may charge Payor under the laws of the State of Texas and the United States of America ("Applicable Law"). If from any circumstance whatsoever, fulfillment of any provision hereof or of any such other document, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by Applicable Law, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any circumstance the holder hereof shall ever receive

PROMISSORY NOTE    Page 1

anything of value deemed excess interest by Applicable Law, an amount equal to any such excess interest shall be applied to the reduction of the principal amount owing under this Note, and not to the payment of interest, or if such excess interest exceeds the unpaid principal balance of this Note, such excess interest shall be refunded to Payor. All sums paid or agreed to be paid to any holder of this note for the use, forbearance, or detention of any funds advanced pursuant to this Note shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread throughout the full term of this Note until payment in full so that the rate of interest on the account of the indebtedness evidenced by this Note is uniform throughout the term hereof.

    4.    Prepayment. This Note may be prepaid in whole or in part at any time without premium or penalty.

    5.    Cumulative Rights. No delay on the part of Holder in the exercise of any power or right under this Note, or under any other instruments executed pursuant hereto, shall operate as a wavier thereof, nor shall a single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other right or power hereunder. Enforcement by Holder of any security for the payment hereof shall not constitute any election by it of remedies so as to preclude the exercise of any other remedy available to Holder.

    6.    Events of Default and Remedies. It is agreed that time is of the essence in this Note. At the option of the Holder, the entire unpaid balance of this Note shall at the sole and absolute option of Holder become immediately due and payable upon the occurrence of one or more of the following events of default ("Events of Default"):

(a)Failure of Payor to make any payment of any installments on this Note, as and when the same become due and payable in accordance with the terms hereof and such failure continues for a period of ten (10) days after the due date and written notice thereof;

(b)There is a non-monetary default under the Note now or hereafter in effect which, by its terms, covers this Note or the indebtedness evidenced hereby and such default shall continue for thirty (30) days after the date of written notice thereof from the Payor to Holder, unless such default does not involve the payment of money and cannot be cured within such thirty (30) day period with diligent efforts and (i) Payor has been and continues to diligently and in good faith pursue a cure thereof and (ii) Payor notifies Holder in writing of the cure it is pursuing and the projected completion date of such cure, then the time allowed Payor to cure the default shall be extended for such period as may be reasonably necessary for the prompt, diligent, good faith cure thereof, but such period shall not exceed sixty (60) days after the date of Payor’s written notice of default to Holder; and/or

    (c) Payor shall (i) be adjudged insolvent by any state or federal court of competent jurisdiction, (ii) voluntarily seek, consent to, or acquiesce in the benefit or benefits of any Debtor Relief Law (as hereinafter defined) or (iii) become party to (or be made the subject of) any proceeding provided by any Debtor Relief law, other than as a creditor or claimant, that could suspend or otherwise adversely affect the rights of Holder granted hereunder (unless in the event such proceeding is involuntary, the petition instituting the same is dismissed within ninety (90) days of the filing of same). As used herein, the term "Debtor Relief Law" means the Bankruptcy Code of the United States of America and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar Debtor Relief Laws from time to time in effect affecting the rights of creditors generally.

PROMISSORY NOTE    Page 2

    In the event any one or more of the Events of Default specified above shall have happened, the Holder of this Note may proceed to protect and enforce its rights either by suit in equity or by action at law, or by other appropriate proceedings, whether for the specific performance of any covenant or agreement contained in this Note or in aid of the exercise of any power or right granted by this Note, or to enforce any other legal or equitable right of the Holder of this Note. Such rights include the right to declare the unpaid principal balance, earned interest, and any other amounts owed on the Note immediately due, and the right to exercise all other rights and remedies available at law or in equity.

    7.    Waiver. Except as may be otherwise specifically provided for herein, Payor and any and all sureties, guarantors, and endorsers of this Note and all parties now or hereafter liable for the payment of any sum of money payable on this Note, jointly and severally waive grace, demand, demand for payment, presentment for payment, presentation for payment, protest, notice of any kind or character (including, but not limited to, notice of dishonor, notice of protest, notice of intention or intent to accelerate maturity and notice of acceleration of maturity) and diligence in collecting and bringing suit against any party hereto and agree, without affecting their liability in any way:

    (a) To all extensions and partial payments, with or without notice, before and after maturity;

    (b) To any substitution, exchange, or release of any security now or hereafter given for this Note;

    (c) To the release of any party primarily or secondarily liable hereon; and

    (d) That it will not be necessary for Holder, in order to enforce payment of this Note, to first institute or exhaust Holder's remedies against Payor or any other party liable for the payment of any sum of money payable on this Note or against any security for this Note.

Payor and any and all sureties, guarantors, and endorsers of this Note and all parties now or hereafter liable for the payment of any sum of money payable on this Note, jointly and severally waive rights under sections 51.003, 51.004 and 51.005 of the Texas Property Code and rights under section 17.001 and chapter 43 of the Texas Civil Practice and Remedies Code and rule 31 of the Texas Rules of Civil Procedure.

    Payor and all endorsers, sureties, and guarantors of this Note hereby severally waive demand, presentment for payment, protest, notice of protest, notice of intention to accelerate the maturity of this Note, diligence in collecting, the bringing of any suit against any party and any notice of or defense on account of any extensions, renewals, partial payments, or changes in any manner of or in this Note or in any of its terms, provisions, and covenants, or any releases or substitutions of any security, or any delay, indulgence or other act of any trustee or any holder hereof, whether before or after maturity.

    8.     Right of Offset. The Holder and the Payor acknowledge and agree that Holder has been granted, subject to the terms of the Asset Purchase Agreement certain rights to offset certain obligations under the Asset Purchase Agreement against the obligations that are then due and payable to the Holder by the Payor under this Note.

PROMISSORY NOTE    Page 3

    9.    Attorney's Fees and Costs. If this Note is placed in the hands of any attorney for collection after default, or if all or any part of the liabilities by this Note is proved, established or collected in any court or in any bankruptcy, receivership, debtor relief, probate, or other court proceedings, Payor and all endorsers, sureties, and guarantors of this Note jointly and severally agree to pay reasonable attorney's fees and collection costs to the holder hereof in addition to the principal and interest payable hereunder. Payor will pay Holder these fees, costs, and expenses on demand at Payor’s expense to an account designated by Holder for the payment of principal and interest herein. These expenses and interest will become part of the debt evidenced by the note and will be secured by any security for payment.

    10.    Modification of Note. This Note may not be modified, altered, or amended, except by an agreement in writing signed by Payor and Holder.

    11.    Assignment. Payor may not sell, assign, or transfer this Note, or any portion thereof, including without limitation, Payor's right, title, interest, remedies, powers, and/or duties hereunder or thereunder, without the prior written consent of Holder. This Note and all rights and powers hereunder may be transferred and assigned by Holder at such time and upon such terms as Holder may deem advisable and the assignee shall succeed to all rights and powers of Holder.

    12.    Entire Agreement; Successor and Assigns. This Note shall be binding upon and inure to the benefit of the successors and assigns of Payor and Holder. Payor's successors and assigns shall include, without limitation, a trustee, receiver, or debtor-in-possession of or for Payor. This Note supersedes all prior agreements or understandings between the parties with respect to the subject matter of this Note.

    13.    Severability. Wherever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Note shall be prohibited by or invalid under Applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or remaining provisions of this Note.

    14.    Governing Law. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND THE FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO THE TRANSACTION EVIDENCED HEREBY, AS SUCH LAWS MAY BE IN EFFECT FROM TIME TO TIME. THIS NOTE IS ENFORCEABLE IN DALLAS COUNTY. TEXAS.

    15.    Headings. The headings used in this Agreement are used for administrative purposes only and do not constitute substantive matters to be considered in construing the terms of this Agreement.

    16.    Construction. Wherever the context shall so require, all words herein in the male gender shall be deemed to include the female or neuter gender, all singular words shall include the plural, and all plural words shall include the singular. Both Holder and Payor’s attorney were participants to the drafting of this document and same shall not be construed strictly against either party,

    NOTICE OF FINAL AGREEMENT

    THIS AGREEMENT AND THE OTHER “LOAN AGREEMENTS” (AS SUCH TERM IS DEFINED IN SECTION 26.02(a)(2) OF THE TEXAS BUSINESS AND COMMERCE CODE, AS AMENDED) REPRESENT THE FINAL AGREEMENT BETWEEN THE

PROMISSORY NOTE    Page 4

PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

    EXECUTED as of the date set forth above.

                        __________________________________________
[___], Payor
                        By: [___], President

PROMISSORY NOTE    Page 5